EXHIBIT 10.1

2015-1 AMENDMENT
TO THE
STEECASE INC.
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
(Restated effective as of March 27, 2003)
__________________________
This 2015-1 Amendment to the STEELCASE INC. EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN (the “Plan”) is adopted by Steelcase Inc. (the “Company”). The amendment is effective as of March 1, 2015.

Pursuant to Section 7.1 of the Plan, the Company amends the Plan as follows.

A.

Section 2.2 is deleted and replaced with the following:

2.2    “Beneficiary” means the individual, trust, or other entity designated by the Participant to receive any amounts payable with respect to the Participant under the Plan after the Participant’s death. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee in a form approved by the Committee. A Participant’s will is not effective for this purpose. If the Participant has not designated a Beneficiary or none so designated survive, the Beneficiary will be the Participant’s surviving Spouse, if any; otherwise the Participant’s children, including those by adoption, dividing the distribution equally among the Participant’s children, with the living issue of any deceased child taking their parent’s share by right of representation; if none, the Participant’s parents, in equal shares; if none, the Participant’s living brothers and sisters in equal shares; if none the Participant’s estate, if under active administration, and if not, the Participant’s heirs under the laws of Intestacy of the State of Michigan. Notwithstanding the above, if the Participant designates his or her Spouse as a Beneficiary, and the Participant later divorces that Spouse, the Participant’s designation of his or her Spouse as Beneficiary shall be null and void, and the portion of the Participant’s benefits that would, but for this provision, be payable to the Participant’s Spouse will be payable instead as designated in the Participant’s designation of Beneficiary as if the Spouse had predeceased the Participant.
B.

Section 2.11 is deleted and replaced in its entirety with the following:

2.11    “Final Average Earnings” means the average of the Participant’s base salary for the last three consecutive full calendar years of employment prior to his or her retirement or death. A Participant’s Final Average Earnings shall not include the Participant’s base salary for any calendar year beginning on or after the later of January 1, 2016 or the last day of the calendar year in which the Participant’s vested percentage becomes 100%. Base salary includes the gross amount payable to the Participant prior to any elective salary deferrals. If base salary is paid in any currency other than U.S. Dollars, the base salary shall be converted into an equivalent amount in U.S. Dollars on the basis of any reasonable method as may be determined by the Committee in its sole discretion.

C.
Section 2.18 is deleted and replaced in its entirety as follows:

2.18    “Spouse” means the person to whom the Participant is legally married. The determination of whether a person is a Spouse shall be made under the rules in Revenue Ruling 2013-17. These rules generally provide that a Spouse is anyone who marries the Participant in a state or other jurisdiction that recognizes the marriage (same-sex or opposite-sex), regardless of the Participant’s state of residence. If the Participant and Spouse die under circumstances that make the order of their deaths uncertain, it shall be presumed for purposes of this Plan that the Participant survived the Spouse.
D.
Section 4.1 is amended by the addition of the following:

Notwithstanding the preceding provision of this Section 4.1, no Employee shall become a Participant after February 28, 2015.
E.
Section 6.2(d) is amended to read as follows:

(d)
Death. In the event of a Participant’s death before benefit payments commence under the Plan, benefit payments will be made to the Participant’s Beneficiary, commencing on the Payment Date following the date of the Participant’s death. If a Participant dies after benefit payments begin under the Plan, remaining benefit payments will continue to be made at the times and in the amounts in effect at the Participant’s death to the Participant’s Beneficiary.

F.
Paragraph (c) of Section 6.3 (pertaining to forfeiture of benefits if the Participant dies with no Surviving Spouse) is deleted, and paragraph (d) of Section 6.3 is re-designated as paragraph (c).
G.
Section 7.1 is deleted and replaced in its entirety as follows:

7.1    Amendment. This Plan may be amended in any manner at any time by either the Compensation Committee or the Board of Directors of Steelcase Inc. An amendment changing the amount of benefits shall comply with the following:

(a)
In the event that the Plan is amended to decrease the amount of benefit payments, the decrease shall not apply to any Participant who, prior to the amendment’s effective date, is retired under the Normal Retirement, Early Retirement or Total Disability provisions of the Plan, or to any Beneficiary of a Participant who died prior to the amendment, and who is receiving benefit payments or is entitled to future benefit payments under the Plan. Except as otherwise provided in an amendment to the Plan, benefit reductions shall apply to all Participants remaining employed by the Company as of the amendment’s effective date.

(b)
In the event the Plan is amended to increase the amount of benefit payments, the increase, unless otherwise provided in the amendment, shall apply both to Participants employed on and after the amendment’s effective date and to any Participant who, prior to the amendment’s effective date, is retired under the Normal Retirement, Early Retirement or Total Disability provisions of the Plan, or to any Beneficiary of a Participant who died prior to the amendment, and who is receiving benefit payments or is entitled to future benefit payments under the Plan as of the amendment’s effective date; provided, however, that any benefit increase shall be applied proportionately to reduced annual benefit payments that remain payable to a Participant, or his or her Beneficiary.

H.
In all other respects, the Plan is unchanged.

Signature
The Company executes this 2015-1 Amendment to the Steelcase Inc. Executive Supplemental Retirement Plan on the date stated below.

STEELCASE INC.

Dated: January 14, 2015	/s/ Lizbeth S. O’Shaughnessy
Signature

Lizbeth S. O’Shaughnessy
Senior Vice President, Chief Administrative
Officer, General Counsel and Secretary